Circuit City Stores, Inc. to Issue Fourth-Quarter and Full-Year Financial
  Results After Completion of Previously Announced Lease Accounting Practices
                                     Review
                 - Company Discusses Earnings for Fiscal 2005 -

Richmond,  Va.,  March 29, 2005 - Circuit City  Stores,  Inc.  (NYSE:  CC) today
issued  an  update   regarding  the  Company's   scheduled   year-end   earnings
announcement.

"The Company has concluded that it is necessary to delay the scheduled announcement of earnings for the quarter and year ended February 28, 2005, until our current lease accounting practices review is completed. We expect to release earnings within 7 to 14 days," said Michael E. Foss, executive vice president and chief financial officer of Circuit City Stores, Inc.

As the Company indicated in its March 4, 2005, release, the focus of its lease accounting practices review was on issues raised in recently published SEC guidance. The review of these issues has not identified any material impact on previously reported statements of operations.

As the Company neared completion of its review, however, an additional issue was identified related to leases in which buildings were constructed by the Company on leased property and transferred to the landlord after reimbursement of construction costs. Such leases are, as a matter of course, evaluated for "continuing involvement," which, if present, would require the Company to classify a reimbursement as a financing rather than a sale under GAAP. Under both methods, aggregate expense recognition is identical over the life of the lease, but the timing of expense recognition can differ significantly between periods.

The Company's independent auditors recently identified accounting interpretations which conclude that a seller-lessee, by not recovering substantially all construction costs, has "continuing involvement" in the property. Up to now, the Company had concluded that none of the criteria for "continuing involvement," which generally involve guaranteed residuals, guaranteed rates of return or leave the seller-lessee with investment risk, had been met for any lease arrangement.

"The Company's business and its financial performance are fundamentally sound," Foss emphasized. "Excluding any adjustments resulting from this lease review, the Company would expect to report earnings for the fiscal year ended February 28, 2005 in the range of 33 cents to 35 cents per share, after 15 cents per share for costs associated with the closings of 19 Superstores, five regional offices and one distribution center, as announced on February 16, 2005.

"At this point, we believe the cumulative impact of the multi-year lease adjustments through February 28, 2005 is less than 5 cents per share. If the full multi-year adjustment were applied against fiscal 2005 earnings, it would result in a reduction in the range of anticipated reported earnings to 28 to 30 cents per share. This adjustment would not impact historical or future net cash flow or the timing of any payments under the related leases. We have not determined whether the adjustments will require a restatement of previously reported statements of operations," Foss noted.

About Circuit City Stores, Inc.
Richmond, Va.,-based Circuit City Stores, Inc. is a leading specialty retailer of consumer electronics. At February 28, 2005, the domestic segment operated 612 Superstores and five mall-based stores in 158 U.S. markets. At February 28, the international segment operated through 1,030 retail stores and dealer outlets in Canada. Circuit City also operates a Web site at www.circuitcity.com.

Forward-Looking Statements
This release contains forward-looking statements, which are subject to risks and uncertainties, including without limitation (1) the magnitude of the accounting adjustments resulting from the lease accounting practices review, (2) potential changes to anticipated fiscal year 2005 earnings arising during the process of completing the fiscal year 2005 audit, (3) inability to complete the review process during the anticipated time frame, and (4) the availability of data necessary to apply the analysis of "continuing involvement" to affected leases. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report for fiscal 2004 and Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2004, and in the company's other SEC filings. A copy of the Annual Report is available on the company's Web site at www.circuitcity.com.

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Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163
         Jessica Clarke, Investor Relations, (804) 527-4038
         Virginia Watson, Investor Relations, (804) 527-4033